EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Senior Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF 2014

WEST CHESTER, OH, November 4, 2014 – AK Steel (NYSE: AKS) today reported its financial results for the third quarter of 2014.

3rd Quarter 2014 Performance Summary

•	Completed the acquisition of Severstal Dearborn

•	Shipments of 1,462,900 tons

•	Sales of $1.59 billion with an average selling price of $1,089 per ton

•	Net loss of $7.2 million, or $0.05 per diluted share

•	Adjusted net income of $16.4 million, or $0.12 per diluted share

•	Adjusted EBITDA of $100.5 million

•	Ended 3rd quarter with liquidity of $912 million

AK Steel reported a net loss of $7.2 million, or $0.05 per diluted share of common stock, for the third quarter of 2014, compared to a net loss of $31.7 million, or $0.23 per diluted share, for the third quarter of 2013 and a net loss of $17.1 million, or $0.13 per diluted share, for the second quarter of 2014. The third quarter 2014 results reflect one-time costs associated with the acquisition of Severstal Dearborn, LLC (“Dearborn”), which the company completed on September 16, 2014. Excluding acquisition-related expenses totaling $23.6 million, or $0.17 per diluted share, as discussed below, the company reported adjusted net income of $16.4 million, or $0.12 per diluted share. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $100.5 million, or $69 per ton, for the third quarter of 2014 compared to adjusted EBITDA of $53.5 million, or $43 per ton, for the year-ago third quarter and adjusted EBITDA of $65.5 million, or $47 per ton, for the second quarter of 2014.
“AK Steel’s third quarter financial performance exceeded our expectations,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “Our continuing trend of posting adjusted net income provides us with a solid foundation for future growth in earnings and cash flow.”
Net sales for the third quarter of 2014 were $1.59 billion on shipments of 1,462,900 tons, compared to net sales of $1.33 billion on shipments of 1,242,400 tons for the year-ago third quarter and net sales of $1.53 billion on shipments of 1,397,500 tons for the second quarter of 2014. The increase in shipments in the third quarter of 2014 compared to the year-ago period and to the second quarter of 2014 was principally due to shipments from Dearborn Works following the acquisition and higher shipments of carbon steel to the automotive and infrastructure and manufacturing markets.
The company said that its average selling price for the third quarter of 2014 was $1,089 per ton, down slightly from the second quarter of 2014. The minor decrease from the second quarter was due to a change in product mix related to the addition of Dearborn. The company also said its average selling price for the third quarter of 2014 increased 2% from the third quarter of 2013, primarily as a result of higher spot market prices for carbon steel products. Costs of products sold increased in the third quarter of 2014 due to the acquisition of Dearborn (see discussion below) and to the continued adverse effects from an unplanned outage at the Ashland Works blast furnace. During the third quarter, the company incurred $23.2 million for unplanned outage costs at the Ashland Works blast furnace and for costs related to lower than normal production levels.    The company

also incurred $1.1 million of costs for planned outages during the third quarter of 2014, compared to $4.2 million in the year-ago third quarter and $2.5 million in the second quarter of 2014.
The 2014 third quarter results include a LIFO credit of $10.9 million, compared to a LIFO credit of $15.8 million for the third quarter of 2013 and a LIFO credit of $3.3 million for the second quarter of 2014. Included in the LIFO credit for the third quarter of 2014 is a credit of $7.3 million related to the Dearborn acquisition.
The company ended the third quarter of 2014 with total liquidity of $912.3 million, consisting of cash and cash equivalents and $868.6 million of availability under the company’s revolving credit facility. Consistent with prior seasonal patterns, working capital was a source of $19.0 million of cash in the third quarter of 2014. The company anticipates that working capital will be a source of cash in the fourth quarter of 2014.

Nine-Month Results
For the first nine months of 2014, the company reported a net loss of $110.4 million, or $0.79 per diluted share. Excluding acquisition-related expenses totaling $24.6 million, or $0.18 per diluted share, as discussed below, the company reported an adjusted net loss of $85.8 million, or $0.61 per diluted share. For the corresponding nine months of 2013, the company reported a net loss of $82.0 million, or $0.60 per diluted share. Sales for the first nine months of 2014 were $4.51 billion compared to sales of $4.11 billion in the first nine months of 2013. Shipments for the first nine months of 2014 were 4,122,500 tons compared to 3,855,900 tons in the first nine months of 2013.
Extreme winter weather conditions in early 2014 resulted in extra costs of approximately $45.0 million for the first nine months of 2014. Energy costs were higher in the first quarter of 2014, primarily for electricity and natural gas. The extreme winter weather conditions also affected the delivery of iron ore pellets in the second quarter of 2014, with the company incurring additional costs for transportation and operations. The first nine months of 2014 also included a $5.8 million charge relating to a litigation settlement.
Incidents at the company’s Ashland Works blast furnace in February and the third quarter of 2014 resulted in unplanned outage costs of approximately $41.2 million in the first nine months of 2014. The prior year, in June 2013, an incident at the company’s Middletown Works blast furnace resulted in unplanned outage costs of approximately $18.0 million in the first nine months of 2013.
The company recorded expenses of $31.9 million during the first nine months of 2014 for planned outages, compared to expenses of $26.8 million during the first nine months of 2013.

Acquisition of Dearborn
As previously disclosed, on September 16, 2014, AK Steel completed its acquisition of Dearborn, which included the integrated steelmaking assets located in Dearborn, Michigan, the Mountain State Carbon, LLC cokemaking facility located in Follansbee, West Virginia, and interests in joint ventures that process flat-rolled steel products. The company’s results for the three and nine months ended September 30, 2014, include the effects of the acquisition and Dearborn’s operations for the period from the date of acquisition. The results for the three and nine months ended September 30, 2014 include net sales and operating profit of $90.0 million and $2.1 million, respectively, attributable to Dearborn since the acquisition. For the three and nine months ended September 30, 2014, the company incurred acquisition costs of $6.3 million and $7.3 million, respectively. Acquisition costs are primarily comprised of transaction fees and direct costs, including legal, finance, consulting and other professional fees and are included in selling and administrative expenses. In addition, the company incurred $12.6 million of costs in the three and nine months ended September 30, 2014 for committed bridge financing that was unused. As a result, these costs were expensed in the third quarter and are included in other income (expense). Subsequent to the acquisition, the company incurred severance costs of $2.6 million for certain employees of Dearborn, which are included in selling and administrative expenses for the three and nine months ended September 30, 2014, and an income tax charge of $2.1 million related to changes in the value of deferred tax assets resulting from the acquisition.

Fourth Quarter 2014 Outlook
Consistent with its current practice, the company expects to provide detailed guidance for its fourth quarter results in December. However, in advance of that guidance, the company notes that its fourth quarter results will be affected by a planned outage at the company’s Ashland Works blast furnace which began in late October and is expected to last approximately 28 days.    That outage previously had been planned to occur in 2015, but

- more -

has been advanced to fully address operational issues with the Ashland Works blast furnace that began earlier this year. Among other things, the planned outage will include a reline of the blast furnace hearth.
The reduced operations at the Ashland Works blast furnace as a result of the outage will affect the fourth quarter of 2014 in terms of production, shipments, operating costs and margins. In the fourth quarter of 2014, the company expects to make capital investments of $20.0 million and to incur costs of approximately $30.0 million associated with the planned outage itself and reduced production levels at Ashland Works in the period prior to the outage. The company took steps in advance of the planned outage to minimize the potential impact on its customers, including purchasing additional slabs and building inventory through increased production at other plants.

Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition, and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected. In addition, our results and financial condition and any benefits from the acquisition could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal Resources, Inc.; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube LLC subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal Resources, Inc. subsidiary. Additional information about AK Steel is available at www.aksteel.com.

- more -

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Shipments (000 tons)	1,462.9	1,242.4	4,122.5	3,855.9
Selling price per ton	$1,089	$1,071	$1,093	$1,065

Net sales	$1,593.8	$1,331.3	$4,508.1	$4,105.6

Cost of products sold	1,438.9	1,222.4	4,191.4	3,783.9
Selling and administrative expenses	65.6	51.5	179.7	153.3
Depreciation	49.1	48.4	146.3	144.9
Pension and OPEB expense (income)	(23.5)	(16.9)	(74.2)	(49.3)
Total operating costs	1,530.1	1,305.4	4,443.2	4,032.8

Operating profit	63.7	25.9	64.9	72.8

Interest expense	35.6	32.1	101.0	95.1
Other income (expense)	(15.3)	(2.8)	(20.2)	1.5

Income (loss) before income taxes	12.8	(9.0)	(56.3)	(20.8)

Income tax expense	3.9	6.7	7.5	13.6

Net income (loss)	8.9	(15.7)	(63.8)	(34.4)
Less: Net income attributable to noncontrolling interests	16.1	16.0	46.6	47.6

Net income (loss) attributable to AK Steel Holding Corporation	$(7.2)	$(31.7)	$(110.4)	$(82.0)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.05)	$(0.23)	$(0.79)	$(0.60)

Weighted-average shares outstanding:
Basic	142.8	135.9	138.4	135.8
Diluted	142.8	135.9	138.4	135.8

- more -

AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$60.8	$45.3
Accounts receivable, net	707.6	525.2
Inventory, net	1,126.0	586.6
Other current assets	151.0	116.1
Total current assets	2,045.4	1,273.2
Property, plant and equipment	6,335.9	5,871.9
Accumulated depreciation	(4,120.8)	(3,991.8)
Property, plant and equipment, net	2,215.1	1,880.1
Investment in affiliates	396.5	209.8
Other non-current assets	228.4	242.6
TOTAL ASSETS	$4,885.4	$3,605.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$812.3	$601.8
Accrued liabilities	281.7	142.9
Current portion of long-term debt	0.2	0.8
Current portion of pension and other postretirement benefit obligations	62.2	85.9
Total current liabilities	1,156.4	831.4
Long-term debt	2,406.4	1,506.2
Pension and other postretirement benefit obligations	832.4	965.4
Other non-current liabilities	124.4	110.0
TOTAL LIABILITIES	4,519.6	3,413.0

Exchangeable notes exchange feature	31.0	—
Equity:
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 177,216,956 and 149,691,388 shares in 2014 and 2013; outstanding 177,073,715 and 136,380,078 shares in 2014 and 2013	1.8	1.5
Additional paid-in capital	2,226.4	2,079.2
Treasury stock, common shares at cost, 143,241 and 13,311,310 shares in 2014 and 2013	(1.0)	(174.0)
Accumulated deficit	(2,561.5)	(2,451.1)
Accumulated other comprehensive income	249.4	323.4
Total stockholders’ equity (deficit)	(84.9)	(221.0)
Noncontrolling interests	419.7	413.7
TOTAL EQUITY	334.8	192.7
TOTAL LIABILITIES AND EQUITY	$4,885.4	$3,605.7

Note: The company completed its acquisition of Severstal Dearborn, LLC on September 16, 2014. The initial purchase price allocation is preliminary and is subject to the completion of several items, including consideration of final valuations and the final determination of post-closing purchase price adjustments relating to working capital.

- more -

AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(63.8)	$(34.4)
Depreciation	135.6	134.4
Depreciation—SunCoke Middletown	10.7	10.5
Amortization	15.9	15.1
Deferred income taxes	6.3	11.0
Pension and OPEB expense (income)	(74.2)	(49.3)
Contributions to pension trust	(196.5)	(140.2)
Contributions to Butler and Zanesville retirees VEBAs	(3.1)	(30.8)
Other postretirement benefit payments	(48.8)	(47.2)
Changes in working capital	(134.9)	(91.7)
Changes in working capital—SunCoke Middletown	(13.7)	(1.0)
Other operating items, net	(14.1)	(0.1)
Net cash flows from operating activities	(380.6)	(223.7)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(38.2)	(45.3)
Capital investments—SunCoke Middletown	(1.1)	(2.8)
Investments in Magnetation	(90.0)	(50.0)
Investment in acquired business, net of cash acquired	(677.2)	—
Other investing items, net	15.4	15.1
Net cash flows from investing activities	(791.1)	(83.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facility	470.0	185.0
Proceeds from issuance of long-term debt	427.1	31.9
Redemption of long-term debt	(0.6)	(27.2)
Proceeds from issuance of common stock	345.3	—
Debt issuance costs	(10.6)	(3.1)
SunCoke Middletown distributions to noncontrolling interest owners	(40.6)	(41.1)
Other financing items, net	(3.4)	(0.1)
Net cash flows from financing activities	1,187.2	145.4

Net increase (decrease) in cash and cash equivalents	15.5	(161.3)
Cash and cash equivalents, beginning of period	45.3	227.0
Cash and cash equivalents, end of period	$60.8	$65.7

- more -

AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income that excludes the effects of the acquisition-related expenses of Dearborn. Management believes that reporting adjusted net income attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made an adjustment to EBITDA in order to exclude the effect of noncontrolling interests and the acquisition-related expenses of Dearborn. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA and adjusted net income are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current shareholders nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted net income as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of net income (loss) attributable to AK Holding to adjusted EBITDA and adjusted net income.

Reconciliation of Adjusted EBITDA

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions, except per ton)	2014	2013	2014	2013	2014
Net income (loss) attributable to AK Holding	$(7.2)	$(31.7)	$(110.4)	$(82.0)	$(17.1)
Net income attributable to noncontrolling interests	16.1	16.0	46.6	47.6	15.6
Income tax expense	3.9	6.7	7.5	13.6	1.8
Interest expense	35.6	32.1	101.0	95.1	33.2
Interest income	—	(0.1)	—	(1.0)	—
Depreciation	49.1	48.4	146.3	144.9	48.5
Amortization	1.4	1.6	7.2	7.7	1.6
EBITDA	98.9	73.0	198.2	225.9	83.6
Less: EBITDA of noncontrolling interests (a)	19.9	19.5	57.5	58.1	19.1
Acquisition-related expenses	21.5	—	22.5	—	1.0
Adjusted EBITDA	$100.5	$53.5	$163.2	$167.8	$65.5
Adjusted EBITDA per ton	$69	$43	$40	$44	$47

- more -

(a)	The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions)	2014	2013	2014	2013	2014
Net income attributable to noncontrolling interests	$16.1	$16.0	$46.6	$47.6	$15.6
Depreciation	3.8	3.5	10.9	10.5	3.5
EBITDA of noncontrolling interests	$19.9	$19.5	$57.5	$58.1	$19.1

Reconciliation of Adjusted Net Income

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions, except per share)	2014	2013	2014	2013	2014
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income attributable to AK Steel Holding Corporation	$16.4	$(31.7)	$(85.8)	$(82.0)	$(16.1)
Acquisition-related expenses	(23.6)	—	(24.6)	—	(1.0)
Net income (loss) attributable to AK Steel Holding Corporation, as reported	$(7.2)	$(31.7)	$(110.4)	$(82.0)	$(17.1)

Reconciliation to Basic and Diluted Earnings (Losses) per Share
Adjusted basic and diluted earnings per share	$0.12	$(0.23)	$(0.61)	$(0.60)	$(0.12)
Acquisition-related expenses	(0.17)	—	(0.18)	—	(0.01)
Basic and diluted earnings (losses) per share, as reported	$(0.05)	$(0.23)	$(0.79)	$(0.60)	$(0.13)

- more -

AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Tons Shipped by Product
Stainless/electrical	216.6	207.0	646.6	626.5
Coated	697.0	596.6	1,935.3	1,812.8
Cold-rolled	288.2	261.5	872.7	801.0
Tubular	31.1	29.5	95.5	92.5
Subtotal value-added shipments	1,232.9	1,094.6	3,550.1	3,332.8
Hot-rolled	194.7	123.5	480.3	447.6
Secondary	35.3	24.3	92.1	75.5
Subtotal non value-added shipments	230.0	147.8	572.4	523.1
Total shipments	1,462.9	1,242.4	4,122.5	3,855.9

Shipments by Product (%)
Stainless/electrical	14.8%	16.7%	15.7%	16.2%
Coated	47.6%	48.0%	46.9%	47.0%
Cold-rolled	19.7%	21.0%	21.2%	20.8%
Tubular	2.2%	2.4%	2.3%	2.4%
Subtotal value-added shipments	84.3%	88.1%	86.1%	86.4%
Hot-rolled	13.3%	9.9%	11.7%	11.6%
Secondary	2.4%	2.0%	2.2%	2.0%
Subtotal non value-added shipments	15.7%	11.9%	13.9%	13.6%
Total shipments	100.0%	100.0%	100.0%	100.0%

###